Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

Atlas Energy Solutions Inc. (“Atlas” or the “Company”) is incorporated in the State of Delaware. The rights of stockholders of Atlas are generally governed by Delaware law, as well as Atlas’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”). The following description of Atlas’s common stock, par value $0.01 per share (“Common Stock”), and Atlas’s preferred stock, par value $0.01 per share (“Preferred Stock”), is a summary and is qualified in its entirety by reference to the Charter and Bylaws.

General

Atlas’s authorized capital stock consists of 2,000,000,000 shares of stock, comprising: 1,500,000,000 shares of Common Stock and 500,000,000 shares of Preferred Stock. Unless Atlas’s board of directors (the “Atlas Board”) determines otherwise, Atlas issues all shares of its capital stock in uncertificated form.

Common Stock

Voting Rights

Holders of shares of Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of shares of Common Stock are entitled to ratably receive dividends when and if declared by the Atlas Board out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding Preferred Stock.

Liquidation Rights

Upon Atlas’s liquidation, dissolution, distribution of assets or other winding up, the holders of Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any outstanding shares of Preferred Stock.

Other Matters

The shares of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by Atlas. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Lock-Up Provisions

The Charter provides that, subject to customary exceptions, any shares of Common Stock held by the Legacy Owners (as defined in the Charter) may not be sold, pledged, transferred or otherwise disposed of during the Lock-Up Period (as defined in the Charter) without prior written consent. Following the expiration of such lock-up restrictions, the Legacy Owners, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”), or exceptions therefrom, will be able to freely trade their Common Stock.

Preferred Stock

The Charter authorizes the Atlas Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and issue from time to time one or more classes or series of Preferred Stock covering up to an aggregate of 500,000,000 shares. Each class or series of Preferred Stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Atlas Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Delaware Law and Atlas’s Organizational Documents

Charter and Bylaws

Provisions of the Charter and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in Atlas’s management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that Atlas stockholders might otherwise deem to be in their best interests.

Among other things, the Charter and Bylaws have:

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established advance notice procedures regarding stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to Atlas’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at Atlas’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

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provided the Atlas Board the ability to authorize undesignated Preferred Stock. This ability makes it possible for the Atlas Board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Atlas. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Atlas.

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provided that subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances and the terms of the Amended and Restated Stockholders’ Agreement, dated October 2, 2023, by and between Atlas, AESI Holdings Inc., a Delaware corporation (f/k/a Atlas Energy Solutions Inc.), and the parties signatory thereto (the “A&R Stockholders’ Agreement”), the authorized number of directors may be changed only by resolution of the Atlas Board.

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provided that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of Preferred Stock, and subject to the terms of the A&R Stockholders’ Agreement, be filled by the affirmative vote of a majority of directors then in office, even if such directors constitute less than a quorum.

•	provided that, subject to the terms of the A&R Stockholders’ Agreement, the Bylaws can be amended or repealed at any regular or special meeting of stockholders or by the Atlas Board.

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provided that, prior to the Trigger Date (such term as defined in the Charter), any action required or permitted to be taken by the stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders if a consent or consents setting forth the action to be taken is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is or are delivered to Atlas. On or after the Trigger Date, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of Preferred Stock with respect to such series.

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provided that, subject to the terms of the A&R Stockholders’ Agreement, each of the Charter and Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of then-outstanding Common Stock on or after the Trigger Date, and prior to such time, each of the Charter and Bylaws may be amended by the affirmative vote of the holders of a majority of the then-outstanding Common Stock.

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provided that special meetings of our stockholders may only be called by the Atlas Board (pursuant to a resolution adopted by a majority of the Atlas Board), the chief executive officer or the chairman of the Atlas Board on or after the Trigger Date, and prior to such time, a special meeting may also be called at the request of the stockholders holding a majority of the outstanding shares entitled to vote.

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provided for the Atlas Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders of Preferred Stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Atlas because it generally makes it more difficult for stockholders to replace a majority of the directors.

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provided that, subject to the terms of the A&R Stockholders’ Agreement, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding Atlas capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office and such removal may only be for cause.

Authorized but Unissued Capital Stock

The Delaware General Corporation Law (the “DGCL”) does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (“NYSE”), which would apply so long as the Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then-outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock or Preferred Stock may be to enable the Atlas Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Atlas by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of Atlas of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Anti-Takeover Provisions under Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL (“Section 203”), subject to certain exceptions set forth therein, prohibits a Delaware corporation from engaging in any business combination (as defined in Section 203) with any interested stockholder (as defined in Section 203) for a period of three years following the date that the stockholder became an interested stockholder, unless:

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the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors before the date the interested stockholder attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

A corporation may elect not to be subject to Section 203. Under the Charter, Atlas has elected not to be governed by or subject to the provisions of Section 203.

Designation Rights

Among other things, the A&R Stockholders’ Agreement provides the right to designate nominees for election to the Atlas Board as follows:

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so long as the Principal Stockholders (as defined in the A&R Stockholders’ Agreement) collectively beneficially own greater than 50% of the Common Stock, Ben M. Brigham, the Company’s Executive Chairman and Chief Executive Officer, or his affiliates will have the right to determine the size of the Atlas Board and designate all members of the Atlas Board, including the right to designate all individuals to be included in the slate of directors to be nominated by the Atlas Board for election by the stockholders of Atlas;

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so long as the Principal Stockholders collectively beneficially own at least 35% but not greater than 50% of the Common Stock, Mr. Brigham or his affiliates will have the right to designate four members of the Atlas Board, including the right to designate four individuals to be included in the slate of directors to be nominated by the Atlas Board for election by the stockholders of Atlas;

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so long as the Principal Stockholders collectively beneficially own at least 25% but not greater than 35% of the Common Stock, Mr. Brigham or his affiliates will have the right to designate three members of the Atlas Board, including the right to designate three individuals to be included in the slate of directors to be nominated by the Atlas Board for election by the stockholders of Atlas;

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so long as the Principal Stockholders collectively beneficially own at least 10% but not greater than 25% of the Common Stock, Mr. Brigham or his affiliates will have the right to designate two members of the Atlas Board, including the right to designate two individuals to be included in the slate of directors to be nominated by the Atlas Board for election by the stockholders of Atlas; and

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so long as the Principal Stockholders collectively beneficially own at least 5% but not greater than 10% of the Common Stock, Mr. Brigham or his affiliates will have the right to designate one member of the Atlas Board, including the right to designate one individual to be included in the slate of directors to be nominated by the Atlas Board for election by the stockholders of Atlas.

Additionally, each of the Principal Stockholders will agree to cause its respective shares of Common Stock to be voted in favor of the election of each of the nominees designated by Mr. Brigham or his affiliates. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Corporate Opportunity

Under the Charter, to the extent permitted by law:

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the Principal Stockholders and their affiliates, and any member of the Atlas Board that is not also an officer of Atlas, have the right to, and have no duty to abstain from exercising such right to, conduct business with any business that is competitive or in the same line of business as we are, do business with any of our clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as we are;

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if the Principal Stockholders or their affiliates, or any member of the Atlas Board that is not also an officer of Atlas, acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us; and

•	Atlas has renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.

Forum Selection

The Charter provides that unless Atlas consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring:

•	any derivative action or proceeding brought on Atlas’s behalf;

•	any action asserting a claim for a breach of a fiduciary duty owed by any of Atlas’s directors, officers, employees or stockholders to Atlas or its stockholders;

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any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws (as either may be amended or restated), or as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, the Charter or Bylaws; or

•	any other action asserting a claim against Atlas that is governed by the internal affairs doctrine.

The Charter also provides that, unless Atlas consent in writing to an alternate forum, to the fullest extent permitted by applicable law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provisions contained in the Charter to be inapplicable or unenforceable in an action, Atlas may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

Limitation of Liability and Indemnification Matters

The Charter limits the liability of Atlas’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to Atlas or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

The Bylaws also provides that Atlas indemnify its directors and officers to the fullest extent permitted by Delaware law. The Atlas Bylaws also permits us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as Atlas’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification.

Listing of Common Stock

The Common Stock is listed on the NYSE under the symbol “AESI.”